EXHIBIT 99.1

November 9, 2016

Centrus Reports Third Quarter 2016 Results

•	Gross loss of $2.1 million for the third quarter and gross profit of $19.2 million for nine-month period ended September 30, 2016

•	Net loss of $41.3 million for the quarter on revenue of $21.4 million

•	Company expects to generate approximately 40 percent of 2016 revenue in the fourth quarter

•	On track to achieve 2016 guidance of $275-$300 million in revenue

BETHESDA, Md. - Centrus Energy Corp. (NYSE MKT: LEU) today reported a net loss of $41.3 million, or $4.54 per share, for the quarter ended September 30, 2016, compared to a net loss of $55.1 million, or $6.05 per share, for the third quarter of 2015. For the nine-month period, the Company reported a net loss of $58.8 million, or $6.46 per share, compared to a net loss of $85.6 million, or $9.51 per share, in the same period of 2015.

“With a large percentage of customer deliveries occurring in the fourth quarter, we expected a slow quarter in the fuel segment, but we are on track to meet our sales volume and revenue guidance for 2016,” said Daniel B. Poneman, Centrus president and chief executive officer.

“Looking to the future, we continue to build the business for future growth on a variety of fronts, including a new contract with Oak Ridge National Laboratory for advancing our U.S. uranium enrichment technology, active discussions with customers and suppliers of LEU to support future sales, and extensive work across the enterprise to improve our cost structure so that we can support our growth in the coming years,” Poneman said.

Revenue, Cost of Sales and Gross Loss

Revenue from the LEU segment increased $5.3 million, or 60 percent, in the three months ended September 30, 2016, compared to the corresponding period in 2015. The volume of SWU sales increased 25 percent, reflecting the variability in timing of utility customer orders. The average price billed to customers for sales of SWU increased 32 percent, reflecting the particular contracts under which SWU were sold during the periods. Revenue from the LEU segment declined $55.2 million, or 28 percent, in the nine months ended September 30, 2016, compared to 2015. The volume of SWU sales declined 10 percent in the nine-month period, but the SWU sales volume for the full year 2016 is expected to be comparable to 2015. The average price billed to customers for sales of SWU declined 6 percent, reflecting the particular contracts under which SWU were sold during the periods. Average SWU prices for sales for the year will be lower than 2015 reflecting the trend of lower SWU market prices in recent years. Through September 30, 2016, the indices for SWU term and spot sales prices, as published by TradeTech, LLC in Nuclear Market Review, have declined 58 percent and 63 percent, respectively, since December 31, 2011.

Revenue from the contract services segment declined $13.1 million, or 64 percent, in the three months and $30.3 million, or 48 percent, in the nine months ended September 30, 2016, compared to 2015. The reduced scope of contract work for American Centrifuge technology services resulted in declines of $12.7 million in the three-month period and $38.3 million in the nine-month period. In the nine-month period, the decline was partially offset by $8.1 million in revenue for March reports on work performed in the fourth quarter of 2015. As a result of the contract signed with UT-Battelle in March 2016, revenue in the nine months ended September 30, 2016, includes $24.2 million for reports on work performed in the nine months ended September 30, 2016, as well as $8.1 million for work in the fourth quarter of 2015.

Cost of sales for the LEU segment decreased $17.9 million, or 53 percent, in the three-month period and $79.4 million, or 38 percent in the nine-month period for 2016. Cost of sales for the contract services segment declined $12.2 million, or 62 percent, in the three months and $38.5 million, or 61 percent, in the nine months ended September 30, 2016, compared to the corresponding periods in 2015, consistent with the declines in contract services revenue.

Excluding charges for a pension remeasurement in 2015 and uranium valuation adjustments in 2016, cost of sales for the LEU segment increased $1.4 million, or 11 percent, in the three-month period, primarily due to the increase in SWU delivery volumes partially offset by a 13 percent decline in the average cost of sales per SWU. In the nine month period, cost of sales declined $60.8 million, or 32 percent, primarily due to lower SWU and uranium sales volumes and a 13 percent decline in the average cost of sales per SWU. The declines in cost of sales per SWU reflect declines in purchase costs per SWU in recent periods.

Centrus’ recorded a gross loss of $2.1 million in the three months ended September 30, 2016, an improvement of $22.3 million compared to the gross loss of $24.4 million in the corresponding period in 2015. The gross loss for the LEU segment improved $23.2 million in the three-month period primarily due to the remeasurement of pension obligations that resulted in a charge to cost of sales of $21.6 million in the corresponding period in 2015. SWU volumes and prices were higher in the current three-month period, and SWU costs per unit were lower. Partially offsetting these favorable impacts was the $2.3 million uranium valuation adjustment charge in the current period. Centrus recorded a gross profit of $19.2 million in the nine months ended September 30, 2016, an improvement of $32.4 million compared to the gross loss of $13.2 million in the corresponding period in 2015. SWU costs per unit were lower in the current nine-month period, partially offset by lower SWU and uranium sales volumes, lower average SWU sales prices and $3.0 million in uranium valuation adjustment charges.

Advanced Technology Costs and Piketon Demonstration Facility Decontamination and Decommissioning (D&D) Costs

Advanced technology costs consist of American Centrifuge expenses that are outside of our contracts with UT-Battelle, including the costs of decontamination and decommissioning (D&D) the demonstration facility in Piketon, Ohio, after completing the cascade demonstration activities. Costs increased $20.0 million in the three months and $30.9 million in the nine months ended September 30, 2016, compared to the corresponding periods in 2015, as the Piketon demonstration facility is no longer under contract effective October 1, 2015, and is now undergoing D&D.

Centrus began to incur expenditures in the second quarter of 2016 associated with the D&D of the Piketon facility in accordance with the requirements of the Nuclear Regulatory Commission (NRC) and the Department of Energy (DOE). Centrus leases the Piketon facility from DOE. Charges to advanced technology costs in the three and nine months ended September 30, 2016, include approximately $15 million to increase the accrued D&D liability based on updated cost estimates that reflect changes in the approach and anticipated timeframe over which the work will be conducted. Remaining costs to perform the D&D work are estimated to be within a range of $38.9 million to $49.4 million. As of September 30, 2016, Centrus has accrued $38.9 million on the balance sheet as Decontamination and Decommissioning Obligations, of which $28.3 million is classified as current and $10.6 million is classified as long-term.

Charges to advanced technology costs also reflect ongoing support costs to maintain the facilities at Piketon and our NRC licenses at that location. In the nine months ended September 30, 2016, Centrus has incurred expenses of approximately $15 million for NRC license support and other costs for the Piketon facility. The Company anticipates that it will continue to incur NRC license support and other costs at a similar rate through the completion of D&D, now projected through 2018.

SG&A and Special Charges

Selling, general and administrative (SG&A) expenses declined $2.8 million in the three months ended September 30, 2016, compared to the corresponding period in 2015. SG&A expenses in the three months ended September 30, 2015, included a loss of $3.2 million resulting from the remeasurement of pension obligations. Consulting costs increased $0.4 million in the three months ended September 30, 2016, compared to the corresponding period in 2015.

SG&A expenses increased $2.5 million in the nine months ended September 30, 2016, compared to the corresponding period in 2015, of which $1.5 million relates to remeasurements of pension obligations. Excluding the effects of the pension obligation remeasurements, SG&A expenses increased $1.0 million, or 3 percent, in the nine months ended September 30, 2016, compared to the corresponding period in 2015. Overhead costs allocated to SG&A increased $1.3 million in the nine-month period, as less overhead costs are allocated to the reduced scope of work under Centrus’ contract with UT-Battelle. Consulting costs increased $1.0 million in the nine-month period for work related to business development, debt repurchases and qualified pension plans. Other SG&A expenses, including for office leases, supplies and other, declined $1.3 million in the nine-month period compared to the prior year.

In the second quarter of 2016, the Company commenced a project to align its corporate structure to the scale of its ongoing business operations and to update related information technology. The company incurred advisory costs related to the reengineering project of $0.3 million in the three months and $0.8 million in the nine months ended September 30, 2016. In addition, special charges in the three and nine months ended September 30, 2016, included termination benefits of $0.3 million related to a voluntary workforce reduction.

Cash Flow

Centrus ended the third quarter with a consolidated cash balance of $170.8 million. The net reduction of $68.9 million in the SWU purchase payables balance, due to the timing of purchase deliveries, was a significant use of cash in the nine months ended September 30, 2016. American Centrifuge expenses have been a major use of cash, including demobilization expenses and D&D expenditures. Sources of cash included the monetization of inventory purchased in prior periods. Inventories declined $45.8 million in the quarter. In addition, accounts receivable declined $18.4 million due to collections from customers in the nine-month period without increased sales and billings. The net loss of $58.8 million in the nine months ended September 30, 2016, net of non-cash expenses, was a use of cash.

2016 Outlook

Centrus expects to generate approximately 40 percent of its revenue for 2016 in the fourth quarter. The Company continues to anticipate SWU and uranium revenue in 2016 in a range of $250 million to $275 million and total revenue in a range of $275 million to $300 million. Centrus expects to end 2016 with a cash and cash equivalents balance in a range of $200 million to $250 million.

The Company’s financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from these expectations could cause differences between this guidance and the ultimate results. Factors that could affect these results include the following:

•	Additional short-term purchases or sales of SWU and uranium;

•	Timing of customer orders, related deliveries, and purchases of LEU or components;

•	The outcome of legal proceedings and other contingencies, including discussions with the Pension Benefit Guaranty Corporation (PBGC);

•	Potential use of cash to manage our capital structure; and

•	Additional costs for American Centrifuge demobilization; decontamination and decommissioning of the Company’s facility in Ohio.

About Centrus Energy Corp.

Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for commercial nuclear power plants in the United States and around the world. Our mission is to provide reliable and competitive fuel goods and services to meet the needs of our customers, consistent with the highest levels of integrity, safety, and security.

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Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, risks and uncertainties related to the adoption of fresh start accounting; risks relating to our outstanding 8.0% paid-in-kind (“PIK”) toggle notes (the “PIK Toggle Notes”) maturing in September 2019, including the potential termination of the guarantee by United States Enrichment Corporation (“Enrichment Corp.”) of the PIK Toggle Notes; risks related to the limited trading markets in our securities; risks related to our ability to maintain the listing of our common stock on the NYSE MKT LLC; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); our dependence on others for deliveries of LEU including deliveries from Russia under a commercial supply agreement with the Russian government entity Joint Stock Company “TENEX”; risks related to actions that may be taken by the U.S. government, the Russian government or other governments that could affect our ability or the ability of our sources of supply to perform under contract obligations, including the imposition of sanctions, restrictions or other requirements; risks relating to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of current production capability; risks associated with our reliance on third-party suppliers to provide essential services to us; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; the impact of government regulation including by the U.S. Department of Energy and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); risks and uncertainties regarding funding for the American Centrifuge project and our ability to perform under our agreement with UT-Battelle, LLC, the management and operating contractor for Oak Ridge National Laboratory, for continued research and development of the American Centrifuge technology; the competitive environment for our products and services; the potential for further demobilization or termination of the American Centrifuge project; risks related to the current demobilization of the portions of the American Centrifuge project including risks that the schedule could be delayed and costs could be higher than expected; the timing, savings and execution of any potential restructurings; potential strategic transactions, which could be difficult to implement, disrupt our business or change our business profile significantly; changes in the nuclear energy industry; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, which are available on our website at www.centrusenergy.com. We do not undertake to update our forward-looking statements except as required by law.

Contacts:
Investors: Don Hatcher (301) 564-3460
Media: Jeremy Derryberry (301) 564-3392

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Separative work units	$14.1	$8.8	$128.3	$154.6
Uranium	—	—	14.3	43.2
Contract services	7.3	20.4	32.2	62.5
Total revenue	21.4	29.2	174.8	260.3
Cost of Sales:
Separative work units and uranium	15.9	33.8	130.7	210.1
Contract services	7.6	19.8	24.9	63.4
Total cost of sales	23.5	53.6	155.6	273.5
Gross profit (loss)	(2.1)	(24.4)	19.2	(13.2)
Advanced technology costs	21.9	1.9	38.6	7.7
Selling, general and administrative	10.7	13.5	34.6	32.1
Amortization of intangible assets	1.7	1.1	7.6	7.1
Special charges for workforce reductions and advisory costs	0.6	9.8	1.2	13.3
Gains on sales of assets	(0.3)	(0.3)	(1.0)	(1.8)
Operating loss	(36.7)	(50.4)	(61.8)	(71.6)
Gain on early extinguishment of debt	—	—	(16.7)	—
Interest expense	4.7	4.8	14.8	14.6
Interest (income)	(0.1)	(0.1)	(0.5)	(0.3)
Loss before income taxes	(41.3)	(55.1)	(59.4)	(85.9)
Provision (benefit) for income taxes	—	—	(0.6)	(0.3)
Net loss	$(41.3)	$(55.1)	$(58.8)	$(85.6)

Net loss per share - basic and diluted	$(4.54)	$(6.05)	$(6.46)	$(9.51)
Weighted-average number of shares outstanding - basic and diluted	9.1	9.1	9.1	9.0

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share and per share data)

	September 30, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$170.8	$234.0
Accounts receivable	7.9	26.5
Inventories	185.8	319.2
Deferred costs associated with deferred revenue	77.4	63.1
Other current assets	15.1	15.2
Total current assets	457.0	658.0
Property, plant and equipment, net	6.1	3.5
Deposits for surety bonds	29.5	29.8
Intangible assets, net	98.2	105.8
Other long-term assets	23.0	23.0
Total assets	$613.8	$820.1

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$30.5	$44.8
Payables under SWU purchase agreements	16.5	85.4
Inventories owed to customers and suppliers	22.2	106.8
Deferred revenue	104.1	83.9
Decontamination and decommissioning obligations - current	28.3	29.4
Total current liabilities	201.6	350.3
Long-term debt	234.1	247.0
Postretirement health and life benefit obligations	185.2	184.3
Pension benefit liabilities	170.6	172.3
Decontamination and decommissioning obligations - long-term	10.6	—
Other long-term liabilities	36.0	31.9
Total liabilities	838.1	985.8
Stockholders’ deficit
Preferred stock, $1.00 par value per share, 20,000,000 shares authorized, none issued	—	—
Common stock, $0.10 par value per share, 100,000,000 shares authorized, 9,000,000 shares issued and outstanding	0.9	0.9
Excess of capital over par value	59.4	59.0
Accumulated deficit	(288.5)	(229.7)
Accumulated other comprehensive income, net of tax	3.9	4.1
Total stockholders’ deficit	(224.3)	(165.7)
Total liabilities and stockholders’ deficit	$613.8	$820.1

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2016	2015
Operating Activities
Net loss	$(58.8)	$(85.6)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	8.1	7.5
Immediate recognition of net actuarial loss	—	20.9
PIK interest on paid-in-kind toggle notes	9.7	5.4
Gain on early extinguishment of debt	(16.7)	—
Gain on sales of assets	(1.0)	(1.8)
Inventory valuation adjustments	3.0	—
Changes in operating assets and liabilities:
Accounts receivable	18.4	39.0
Inventories, net	45.8	114.9
Payables under SWU purchase agreements	(68.9)	(131.7)
Deferred revenue, net of deferred costs	5.8	(5.7)
Accounts payable and other liabilities	2.2	(12.1)
Other, net	0.5	4.1
Cash used in operating activities	(51.9)	(45.1)

Investing Activities
Capital expenditures	(3.0)	(0.2)
Proceeds from sales of assets	1.2	1.8
Deposits for surety bonds - net decrease	0.3	5.0
Cash (used in) provided by investing activities	(1.5)	6.6

Financing Activities
Repurchase of debt	(9.8)	—
Cash used in financing activities	(9.8)	—

Decrease in cash and cash equivalents	(63.2)	(38.5)
Cash and cash equivalents at beginning of period	234.0	218.8
Cash and cash equivalents at end of period	$170.8	$180.3

Supplemental cash flow information:
Interest paid	$6.5	$12.2
Non-cash activities:
Conversion of interest payable-in-kind to long-term debt	$3.4	$1.8